Exhibit 99.1

IsZo Capital Comments on Nam Tai’s Appointment of Three Kaisa-Affiliated Individuals to Key Leadership Roles

Believes Shareholders Should be Outraged that Nam Tai has Exacerbated its Dismal Corporate Governance by Appointing Three Kaisa Allies to the Roles of Executive Chairman, CEO and CFO

Contends that Nam Tai’s Insulting and Tone Deaf Responses to Shareholders’ Demand for the Special Meeting Validates the Urgent Need for Credible and Wholesale Leadership Changes

Urges Nam Tai to Cease Further Delay and Promptly Schedule the Special Meeting Requested by More Than Half of Shareholders Unaffiliated with Kaisa

NEW YORK--(BUSINESS WIRE)--IsZo Capital Management LP (together with its affiliates, “IsZo”), a significant long-term shareholder of Nam Tai Property Inc. (NYSE: NTP) (“Nam Tai” or the “Company”) with beneficial ownership of approximately 10% of the Company’s outstanding shares, today commented on the Company’s troubling decision to appoint three individuals with documented ties to Kaisa Group Holdings Limited (together with its affiliates, “Kaisa”) (HKG: 1638) to the roles of Executive Chairman, Chief Executive Officer and Chief Financial Officer. IsZo recently announced that it delivered to Nam Tai verified requests to convene a meeting of Nam Tai shareholders (the “Special Meeting”) from holders of more than 40% of the Company’s outstanding shares. The Special Meeting will provide shareholders an opportunity to reconstitute the Company’s Board of Directors (the “Board”) by removing a majority of the incumbent directors and installing six highly-qualified and independent individuals: Michael Cricenti, Cindy Chen Delano, Bo Hu, Louis Leung, Paula J. Poskon and Jeffrey Tuder. Learn more at www.FixNTP.com.

Brian Sheehy, IsZo’s founder and managing partner, commented:

“Shareholders should be outraged that Nam Tai has exacerbated its dismal corporate governance and laid the groundwork for more conflicts of interest by appointing three Kaisa-affiliated individuals – Dr. Lai Ling Tam, Jiabiao Wang and Wai Hang Wan – to the roles of Executive Chairman, Chief Executive Officer and Chief Financial Officer. This insulting and tone deaf response to shareholders’ overwhelming demand for the Special Meeting only validates our view that Kaisa insiders must be removed from the Board and replaced by our highly-qualified, integrity-rich director candidates. The last time Kaisa appointed its allies to key management positions at Nam Tai it fueled hundreds of millions of dollars in value destruction and led to the widespread marginalization of non-insider shareholders. Rather than continuing to brazenly ignore the critical mass of shareholders seeking authentic and credible leadership changes, Nam Tai must comply with investors’ formal legal requests and promptly schedule the Special Meeting.”

Mr. Sheehy concluded:

“It is time for the Kaisa-controlled Board to realize that no amount of cosmetic, reactionary changes will pacify long-suffering shareholders. Nam Tai’s current leadership continues to contradict itself and demonstrate a fundamental disregard for acceptable corporate governance and honest investor communication. In particular, it seems quite dubious that former Chairman and Chief Executive Officer Ying Chi Kwok decided to leave Nam Tai for ‘personal reasons’ just one business day after IsZo delivered requests to convene the Special Meeting from more than half of shareholders unaffiliated with Kaisa. Are shareholders now expected to infer that the Company’s Chief Financial Officer has also left for 'personal reasons’? Once again, the Kaisa-controlled Board’s illogical actions and misleading statements present shareholders with more questions than answers. We believe the case for installing our director candidates and positioning them to implement their value-enhancing strategic vision – which can help unlock Nam Tai’s intrinsic value – grows stronger by the day.”

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Shareholders interested in learning more about the Special Meeting process should contact IsZo’s solicitor, Saratoga Proxy Consulting, at info@saratogaproxy.com or (212) 257-1311. We also encourage shareholders to learn more about our slate and its strategic vision by visiting at www.FixNTP.com.

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Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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